EXHIBIT 99.1

Edesa Biotech’s Founder Makes Strategic Investment in the Company

TORONTO, Oct. 31, 2024 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today announced that the company has entered into a purchase agreement with an entity affiliated with Par Nijhawan, MD, Edesa’s Chief Executive Officer and Founder, to invest up to $5.0 million in the company, including an immediate investment of approximately $1.5 million.

The entity will purchase shares of the company’s Series A-1 Convertible Preferred Shares, as amended (the “Series A-1 Preferred Shares”), having a stated value of $10,000 per share, and warrants (the “Warrants”) to purchase the company’s common shares in a transaction structured as an at-the-market issuance under Nasdaq rules. The Series A-1 Preferred Shares will be convertible into the company’s common shares at a conversion price of $3.445. The Warrants will be exercisable for a number of common shares equal to 75% of the common shares initially issuable upon the conversion of the Series A-1 Preferred Shares.

Commenting on today’s announcement, Dr. Nijhawan said “I am pleased to demonstrate my strong belief in Edesa’s future growth opportunities and my continuing commitment to lead the company’s strategic initiatives. I believe Edesa has a strong development pipeline, and I am confident that we can continue to build on our operational and clinical success.”

Subject to certain exceptions and adjustments for share splits, each Series A-1 Preferred Share is convertible into a number of Edesa’s common shares calculated by dividing (i) the sum of the stated value of the Series A-1 Shares being converted plus a return equal to 10% of such stated value per annum by (ii) the conversion price. The Warrants will have an exercise price of $3.445 per share, will be exercisable immediately upon issuance and will expire five years from the date of issuance. Under applicable Canadian securities laws, purchases of Series A-1 Preferred Shares under the purchase agreement in an aggregate amount greater than $2.0 million will be subject to the prior approval of the company’s shareholders, excluding Dr. Nijhawan. The company also announced that in connection with the transactions contemplated by the purchase agreement, the $10 million revolving credit agreement previously entered into with the purchaser has been terminated. The company did not draw any funds from the facility.

The securities described above have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is EB05 (paridiprubart), which is being evaluated in a U.S. government-funded platform study as a treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. The EB05 program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset. In addition to EB05, Edesa is preparing an investigational new drug application (IND) in the United States for EB07 (paridiprubart) to conduct a future Phase 2 study in patients with pulmonary fibrosis. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s belief that Dr. Nijhawan’s investment is strategic and demonstrates a strong belief in Edesa’s future growth opportunities and a continuing commitment to lead the company’s strategic initiatives; the company’s belief that it has a strong development pipeline; the company’s confident belief that it can continue to build on its operational and clinical success; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
(289) 800-9600
investors@edesabiotech.com